July 7, 2021
Marcella Butler

Re:    Separation Agreement
Dear Marcella:
This letter sets forth the substance of the separation agreement (the “Agreement”) which AppHarvest, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation. Your last day of work with the Company and your employment termination date will be July 7, 2021 (the “Separation Date”).
2.Accrued Salary. By the next regular payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
3.Severance Benefits. You are eligible for severance pursuant to Section 6.1 of the Employment Agreement between you and the Company dated December 10, 2020, as amended (the “Employment Agreement”), provided, however, that per this Agreement the Company is offering you enhanced severance benefits above the benefits contained in your Employment Agreement. If you execute and do not revoke this Agreement and comply fully with your obligations hereunder, the Company will provide you with the following severance benefits, in full satisfaction of the obligations under the Employment Agreement:
A.    Severance Payments. The Company will make a lump sum severance payment to you of $350,000.00, reflecting twelve (12) months of the base salary in effect on the Separation Date. This payment will be subject to standard payroll deductions and withholdings and will be made within fourteen (14) days following the “Effective Date” as defined below, provided the Company has received the executed Agreement from you on or before that date.
B.     COBRA Premiums. You acknowledge that you have been notified that the American Rescue Plan Act of 2021 (“ARPA”) requires that the Company pay for COBRA premiums that you incur through September 30, 2021 or the date your COBRA continuation coverage otherwise ends (if earlier than September 30, 2021), provided that you have timely elected and remain eligible for COBRA through such period. Thereafter, if you remain eligible for COBRA or the state equivalent, then as a severance benefit, the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the COBRA health insurance premiums for you and your eligible dependents, if any, until the earlier of (A) twelve (12) months following the Separation Date (B) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (C) the date you cease to be eligible for COBRA continuation coverage for any reason the expiration of my eligibility for the continuation coverage under COBRA (thereafter, you will be responsible for all COBRA premium payments, if any).
C.    Partial Target Bonus. The Company will pay you $103,500, (the “Partial Target Bonus”) which equals fifty percent (50%) of the target bonus for 2021. The Partial Target Bonus will be subject to deductions and withholdings and will be paid at the time that such bonuses are normally paid to other employees of the Company, but in no event later than March 15, 2022.
D.    Partial Acceleration. In accordance with Section 6.1(b)(iv) of the Employment Agreement, the Company will accelerate vesting of the shares subject to your equity awards, as detailed in Section 5 below.

Marcella Butler
July 7, 2021

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 2022 For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
4.Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on July 31, 2021. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense; provided, however, that as described in Section 3(b) above, the Company has certain obligations to pay specific COBRA premiums under ARPA and is offering to pay other COBRA premiums on your behalf, as described above. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
For information regarding when your participation in any other Company benefit plans ends, please see the plan information previously provided to you. If you have any questions, please contact Jenn Gustin, VP of People Operations.
5.Equity. You were awarded restricted stock units (the “RSUs”) of 408,048 shares (as adjusted for the Company’s stock split) pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”). Under the Plan and the agreements governing the RSU (the “RSU Documents”), vesting of the RSUs will cease as of the Separation Date. As of the Separation Date, zero (0) shares subject to the RSUs are vested. Notwithstanding anything to the contrary in the Option Documents and any other documents between you and the Company setting forth the terms of the RSUs, if you execute this Agreement, allow it to become effective and fully comply with your obligations hereunder, the Company’s Board of Directors will modify and accelerate your vesting schedule to provide that the portion of shares subject to the RSUs that would vest within twelve (12) months and seven (7) days of the Separation Date shall be considered vested as of the Separation Date.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
7.Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.Return of Company Property. Within 10 business days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Gary Broadbent, Deputy General Counsel. Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.
9.Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (“CIIA”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your CIIA is attached hereto as Exhibit A. Confidential information that is also a “trade secret,” as defined by law, may be

Marcella Butler
July 7, 2021

disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
11.Mutual Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process and are entitled to make any disclosures required by law or regulation. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
13.Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a

Marcella Butler
July 7, 2021

“Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against  the disabled, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Kentucky Civil Rights Act, the Kentucky Equal Pay Act, the Kentucky Equal Opportunities Act, the Kentucky Law on Whistleblowing, and Kentucky’s prohibition against requiring waiver of statutory rights as a condition of employment, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;
•has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Kentucky Wages and Hours Act, damages under Ky. Rev. Stat. Ann. § 446.070, the anti-retaliation provisions under the Kentucky Workers' Compensation Law, the Kentucky Occupational Safety and Health Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;
•has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.
Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company. Also excluded from

Marcella Butler
July 7, 2021

this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.
14.Your Acknowledgments and Affirmations / Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given thirty (30) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you
15.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
16.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10, and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the

Marcella Butler
July 7, 2021

Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
17.Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Kentucky as applied to contracts made and to be performed entirely within Kentucky.
If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is thirty (30) days after you receive this Agreement. This offer will expire if we have not received your executed Agreement by that date.
I wish you good luck in your future endeavors.
Sincerely,
AppHarvest, Inc.

By: /s/ David Lee
David Lee
President

Agreed to and Accepted:

/s/ Marcella Butler
Marcella Butler

July 9, 2021
Date

Marcella Butler
July 7, 2021

Exhibit A – Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement
CONSIDERATION PERIOD
I, Marcella Butler, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on July 7, 2021. If I elect to sign this Agreement before 30 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 30-day consideration period.
Agreed:

/s/ Marcella Butler
Marcella Butler

July 9, 2021
Date